Exhibit (n)

Policies and Procedures Summary

Policy or Procedure:

MULTIPLE CLASSES OF SHARES (RULE 18f-3)

Summary:

Rule 18f-3 under the 1940 Act permits a Fund to have multiple classes of shares with different fee structures, provided that certain requirements are met. The rule requires the Board to adopt a written plan governing the terms of the multiple class structure in addition to satisfying the other conditions of the rule. The rule is designed to ensure that income and expenses are distributed equitably among all share classes and that each share class has exclusive voting rights with respect to issues that affect the class.

These requirements include:

     o The Fund's Board, which shall largely comprise of independent directors, must approve the Fund's issuance of shares under the multiple class structure and must find that the structure is in the best interest of the shareholders
     o The Fund's prospectus must clearly differentiate the expense structure between classes.
     o The Fund's Board must adopt a written plan to govern the distribution and use of each class' income, capital gains and losses, voting rights, and exchange or conversion privileges as to avoid any conflict of interest.
     o Automatic share conversions cannot generate new fees for the Fund and the new class that the shares are converted into cannot impose higher Rule 12b-1 fees than the old class.
     o If shares of a class are no longer eligible for conversion, the Fund must provide prior notice to the affected shareholders and provide the shareholders with the option to immediately convert at no charge.

                     MULTIPLE CLASSES OF SHARES (RULE 18f-3)

Rule 18f-3 under the 1940 Act permits a Fund to have multiple classes of shares with different fee structures, provided that certain requirements are met. The rule requires the Board to adopt a written plan governing the terms of the multiple class structure in addition to satisfying the other conditions of the rule. The rule is designed to ensure that income and expenses are distributed equitably among all share classes and that each share class has exclusive voting rights with respect to issues that affect the class.

The following policies and procedures have been adopted for Morgan Keegan Select Fund to govern the establishment of a new share class on behalf of its series (the "Funds").

1. Board Adopt of Rule 18f-3 Plan. Prior to issuing shares of a new class, the Board must adopt a written plan setting forth the following information:

     (a) a different arrangement for each share class for shareholder services and/or distribution and providing that each share class pay all of the expenses of that arrangement;

     (b) exclusive voting rights on any matter submitted to shareholders of each class that relates solely to such class' shareholder services/distribution arrangement;

     (c) separate voting rights on any matter submitted to shareholders of each class in which the interests of one class differ from the interests of any other class;

     (d) the method by which the class' income, capital gains and losses, and other expenses, including the Fund-wide expenses, are allocated; and

     (e)  any exchange privilege or conversion feature of the class.


2. Share Class Features.  Each share class:

     (a) may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes; and

     (b) may pay a different advisory fee to the extent that any difference in amount paid is the result of the application of the same performance fee provisions in the advisory contract of the Fund to the different investment performance of each class.

3. Conversion Features.

     (a) Shares of one class of a Fund ("purchase class") may be exchanged automatically for shares of another class of the Fund ("target class") after a specified period of time provided that:

          (i) the conversion is effect at the net asset value without the imposition of a sales load, fee or other charge;

          (ii) expenses including Rule 12b-1 payments for the target class are not higher than the expenses, including Rule 12b-1 payments for the purchase class; and

          (iii) if the shareholders of the target class approve any increase in expenses allocated to the target class under paragraphs 1(a) and 2(a) above, and the purchase class shareholders do not approve the increase, the Fund will establish a new target class for the purchase class on the same terms as applied to the target class before that increase.

     (b) A Fund may have a conversion feature providing that shares of a class in which a shareholder is no longer eligible to participate may be converted to shares of a class in which that shareholder is eligible to participate, provided that:

          (i) The shareholder is given prior notice of the proposed conversion; and

          (ii) The conversion is effected on the basis of the net asset values of the two classes without the imposition of any sales load, fee or other charge.

4. Board Approval. The issuance of shares under a multiple class structure for any Fund must be approved by a majority of its Board, and a majority of the independent directors. The Board, including a majority of independent directors, must find that the Plan, including the expense allocations, is in the best interest of each class, and the Fund as a whole.

5. Prospectus Disclosure. The Fund's registration statement must clearly explain the differences between the classes in terms of expenses and sales arrangements and must provide a separate fee table information for each class.

6. Board Composition, Selection and Representation. A Fund may adopt a Rule 18f-2 Plan provided that:

     (a) a majority of its directors are independent directors, and those directors select and nominate any other independent directors; and

     (b) any person who acts as legal counsel for the independent directors is an independent legal counsel.